Exhibit 99.2

News Release Copy

Montpelier US Announces Acquisition

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier US, the Hartford-based subsidiary of Montpelier Re Holdings Ltd., today announced that it had completed the purchase of a U.S. Excess & Surplus lines insurance company after receiving regulatory approval from the Oklahoma Department of Insurance.

The agreement which was first announced in July saw Montpelier US pay Gainsco, Inc., a Texas Corporation, a $4.75 million premium over book value to acquire General Agents Insurance Company of America, Inc. (“General Agents Insurance Company”).

General Agents Insurance Company is a licensed admitted insurer in the State of Oklahoma and is authorized as an excess and surplus lines insurer in 37 states (38 states total).

The company will be renamed Montpelier U.S. Insurance Company (“MUSIC”) and its underwriting operations will be based in Scottsdale, Arizona. It will write primarily excess and surplus line insurance in the continental U.S.

Dick Nenaber, President of MUSIC, said: “We are assembling an experienced team and we look forward to serving the needs of our insurance partners within the next few weeks.”

Stan Kott, CEO of Montpelier’s U.S. insurance operations, said: “With the acquisition of MUSIC we have quickly completed the initial infrastructure of Montpelier’s U.S. operations. We are now able to offer our underwriting capabilities through our Lloyd’s syndicate and our own U.S. capital based insurance company. The teams we are assembling now have the essential ingredients to build out our U.S. enterprise.”

Anthony Taylor, Chairman and CEO of Montpelier Re, said: “In a very short time we have expanded our footprint from Bermuda to Lloyd’s and to the U.S. and Europe. The acquisition of MUSIC adds to our U.S. capabilities and prepares us for a more diversified business.”

About Montpelier Re

Through our operations in Bermuda, the U.S. and Europe, the Montpelier Group provides customized, innovative, and timely reinsurance and insurance solutions to the global market. For further information about Montpelier Re, please visit our website at www.montpelierre.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Montpelier Re may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plan of Montpelier’s new insurance and reinsurance initiatives effectively, including the integration of those operations into our existing operations; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007 which we have filed with the Securities and Exchange Commission.

Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.
Investors:
William Pollett, 441-297-9576
SVP & Treasurer
or
Media:
Jeannine Klein Menzies, 441-297-9570
Corporate Affairs Manager